SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (Date of earliest event reported):
                                 March 19, 1997

                                 -------------

                          LONG ISLAND LIGHTING COMPANY
             (Exact name of registrant as specified in its charter)


            Delaware                      1-3571                11-1019782
--------------------------------------------------------------------------------
(State or other jurisdiction of   (Commission file number)   (I.R.S. employer
         incorporation)                                      identification no.)

175 East Old Country Road, Hicksville, New York                        11801
--------------------------------------------------------------------------------
  (Address of principal executive offices)                            (Zip code)

       Registrant's telephone number, including area code: (516) 755-6650

Item 1.  Changes in Control of Registrant.

         On March 19, 1997, the Registrant and The Brooklyn Union Gas Company issued the joint press release set forth as Exhibit 99.1 to this Current Report on Form 8-K/A, which is incorporated herein by reference, with respect to the matters described therein and to the additional exhibits included herewith.

Item 2.  Acquisition or Disposition of Assets.

         On March 19, 1997, the Registrant and The Brooklyn Union Gas Company issued the joint press release set forth as Exhibit 99.1 to the Current Report on Form 8-K/A, which is incorporated herein by reference, with respect to the matters described therein and to the additional exhibits included herewith.

Item 5.  Other Events.

         On March 19, 1997, the Registrant and The Brooklyn Union Gas Company issued the joint press release set forth as Exhibit 99.1 to the Current Report on Form 8-K/A, which is incorporated herein by reference, with respect to the matters described therein and to the additional exhibits included herewith.

Item 7.  Financial Statements and Exhibits.

         Exhibit 2.1 to the Current Report on Form 8-K filed by the Registrant on March 20, 1997 is hereby amended and restated in its entirety as set forth in
Exhibit 2.1 to the Current Report on Form 8-K/A.

(c)                   Exhibits

Exhibit 2.1 Agreement in Principle dated as of March 19, 1997 by and among Long Island Power Authority, a corporate municipal instrumentality of the state of New York ("LIPA"), the Registrant and The Brooklyn Union Gas Company.

Exhibit 99.1         Press Release dated March 19, 1997.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                      LONG ISLAND LIGHTING COMPANY
                                             (Registrant)




                                       By:/s/ ANTHONY NOZZOLILLO
                                          ----------------------
                                          ANTHONY NOZZOLILLO
                                          Senior Vice President - Finance
                                          and Chief Financial Officer

Dated:  March 21, 1997

                                      INDEX


Exhibit No.       Description
-----------       -----------

Exhibit 2.1 Agreement in Principle dated as of March 19, 1997 by and among Long Island Power Authority, a corporate municipal instrumentality of the state of New York ("LIPA"), the Registrant and The Brooklyn Union Gas Company.

Exhibit 99.1      Press Release dated March 19, 1997.

                                                                     Exhibit 2.1
                             AGREEMENT IN PRINCIPLE


         AGREEMENT IN PRINCIPLE dated as of March 19, 1997 by and among LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality of the state of New York ("LIPA"), LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO"), and THE BROOKLYN UNION GAS COMPANY, a New York corporation ("BU").

         WHEREAS, LIPA is authorized under the Long Island Power Authority Act, Public Authorities Law Section 1020 et seq. (the "Act") to acquire all or any part of LILCO's securities or assets; and

         WHEREAS, the Act directs LIPA to enter into negotiations with LILCO for the purpose of acquiring LILCO's stock or assets upon such terms as LIPA, in its sole discretion, determines will result in rates equal to or less than would result if LILCO were to continue in operation and to implement, if it seems appropriate, the results of such negotiation; and

         WHEREAS, the Act confers upon LIPA the power to condemn the securities and/or assets of LILCO, including the Common Stock of LILCO to be acquired in the proposed transaction, and LIPA has previously publicly announced its intention to consider exercising its condemnation power to acquire the Common Stock or assets of LILCO if a negotiated transaction cannot be achieved; and

         WHEREAS, BU, LILCO and NYECO Corp. ("NYECO") have entered into an Amended and Restated Agreement and Plan of Exchange, dated as of February 6, 1997 (the "BU/LILCO Agreement"), which provides for the business combination of BU and LILCO as peer firms in a binding share exchange and the formation of NYECO as a holding company to manage their combined businesses; and

         WHEREAS, LIPA, LILCO and BU have undertaken negotiations as to various methods of accomplishing the objectives set forth in the Act and in connection with such negotiations, LIPA, LILCO and BU have reached agreement in principle on certain major issues in connection with a proposed transaction (the "Proposed Transaction").

         NOW, THEREFORE, the following represents the non-binding agreement in principle of the parties hereto with respect to certain terms and conditions of the Proposed Transaction:

         1. LILCO will restructure itself (the "LILCO Restructuring") so as to transfer certain of its assets and liabilities to a new company ("Newco") and to retain only certain assets and liabilities as agreed with LIPA.

         2. In the LILCO Restructuring, the principal assets to be retained by LILCO will include (A) the electric transmission and distribution system ("T&D System"), (B) an appropriately sized parcel at the Shoreham site to serve as a possible terminus for an undersound cable and as a possible site for new generating facilities, (C) LILCO's 18% interest in Nine Mile Point 2, nuclear fuel and nuclear decommissioning trust funds, (D) the Shoreham property tax and PILOT claims and all other tax claims and tax certiorari matters arising with respect to LILCO's pre-closing operations, including with respect to generation and common plant, and (E) certain other assets, including regulatory assets and accruals, each as more fully described in the Major Issues Term Sheet attached hereto as Exhibit A (the "Major Issues Term Sheet").

         3. In the LILCO Restructuring, the principal liabilities to be retained by LILCO will include (A) certain of LILCO's regulatory liabilities, including the regulatory liability component, 1989 settlement credits, and an appropriate allocation of regulatory tax liabilities, (B) a portion of the LILCO preferred stock, (C) a portion of long term debt, and (D) an appropriate allocation of accounts payable, accrued expenses, customer deposits, other deferred credits, and claims and damages, each as more fully described in the Major Issues Term Sheet.

         4. After the LILCO Restructuring, LIPA will acquire LILCO either through a merger of LILCO and a wholly-owned subsidiary of LIPA, with LILCO surviving the merger as a wholly-owned subsidiary of LIPA, or through a purchase of LILCO's common stock (the "Acquisition").

         5. The consideration to be paid by LIPA in connection with the Acquisition in respect of LILCO's outstanding Common Stock will be $2.4975 billion, which shall be financed by the issuance, in one or more series, of bonds and/or notes of LIPA pursuant to the Act.

         6. LIPA/LILCO and Newco will enter into a management services agreement, having those terms set forth on Exhibit B hereto, whereby Newco will manage the T&D System according to the policies established by LIPA and provide system operation and dispatch on behalf of LIPA.

         7. LIPA/LILCO and Newco will enter into a power supply agreement, having those terms set forth on Exhibit C hereto, whereby LIPA/LILCO will purchase electric power from Newco among other supply sources.

         8. Newco will grant to LIPA/LILCO a perpetual option to lease or purchase, for fair market value as determined at the time of exercise, appropriately sized and sited parcels of real property located at any of Newco's existing generating properties, for the construction of new generating facilities to be owned by LIPA/LILCO or its designee, as more fully described in the Major Issues Term Sheet.

         9. LIPA and Newco will enter into an agreement providing for the purchase by LIPA/LILCO from Newco of all of the generating assets at a purchase price equal to fair market value at the date of purchase (the "Generation Purchase Agreement"). The Generation Purchase Agreement will close in the fourth year after consummation of the Acquisition. LIPA/LILCO's obligation to close the Generation Purchase Agreement will be subject to prior approval by a two-thirds vote of the entire LIPA Board of Trustees and approval by the Public Authorities Control Board ("PACB").

         10. The Proposed  Transaction  is subject to the following  conditions:
(a) approval by the Board of Trustees of LIPA and the Boards of Directors of LILCO and BU, respectively; (b) the execution and delivery of definitive agreements and other necessary documents; (c) completion by the parties to their satisfaction of their due diligence investigation in connection with the Proposed Transaction; (d) obtaining all necessary governmental and third party consents and approvals relating to the Proposed Transaction, including the approval of the PACB; (e) receipt by LIPA of rulings from the Internal Revenue Service (i) with respect to the exclusion from gross income of the interest on its bonds and/or notes and certain related matters, (ii) that LILCO will not recognize gain in the Proposed Transaction or by reason of the subsequent exclusion of its income under Section 115 of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) that following the Proposed Transaction, LILCO's income will be excluded under Section 115 of the Code; and (f) issuance by LIPA of bonds and/or notes sufficient to finance the Proposed Transaction.

         11. The parties hereto hereby agree that, whether or not the Proposed Transaction is ever consummated, they will pay their own (and their representatives') respective fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this agreement and of the definitive agreements and any other agreements or documents contemplated thereby.

         12. This agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its choice of law principles.

         13. By executing this agreement, the parties hereto confirm their intentions specified herein with respect to the Proposed Transaction, but (except for the provisions of Paragraphs 11 and 12 hereof which are intended to and shall be legally binding and enforceable) this agreement is not intended to constitute a contract nor an offer to enter into a contract nor to be binding upon the parties or create legal obligations or rights. In the event that the parties hereto fail to execute and deliver definitive agreements implementing the agreement in principle described herein on or before May 16, 1997, then this agreement shall terminate automatically (except for the provisions of Paragraphs 11 and 12 as aforesaid) without liability on the part of any party and without further action by the parties.

         IN WITNESS WHEREOF, LIPA, LILCO and BUG have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


                                             LONG ISLAND POWER AUTHORITY



                                             By /s/ Frank G. Zarb
                                               -------------------

                                               Name:  Frank G. Zarb
                                               Title: Chairman




                                             By  /s/ Richard M. Kessel
                                               -------------------

                                               Name:  Richard M. Kessel
                                               Title: Trustee

                                             LONG ISLAND LIGHTING COMPANY



                                             By  /s/ William J. Catacosinos
                                               ----------------------------

                                               Name:  Dr. William J. Catacosinos
                                               Title: Chief Executive Officer


                                             THE BROOKLYN UNION GAS COMPANY




                                             By  /s/ Robert B. Catell
                                               ------------------------


                                               Name:  Robert B. Catell
                                               Title: Chief Executive Officer

                                                                       Exhibit A

                             MAJOR ISSUES TERM SHEET
                                    (3/19/97)

I.    Purpose of Term Sheet               The  purpose  of this  Term  Sheet is to  identify  the  major  issues  of agreement.  The absence of discussion of any point should not be construed as an indication of the  significance or  insignificance  of such point to either LIPA or NYECO.


II.   Balance Sheet                       LIPA will acquire  through the  purchase of stock for $2.4975  billion the assets and liabilities  included in the 12/31/97 LILCO  Pro-Forma  Balance
                                          Sheet attached as Exhibit A-1.

  A. Ownership of/Access to               NYECO will own all common  plant and will charge  LIPA for its  beneficial
        Common Plant                      use through the  Management  Services  Contract.  The  allocation of costs related to common plant between gas, generation,  and T&D will be mutually agreeable to all parties.  Such charges to LIPA will be  determined in the same  manner  as common  plant is  charged  to gas  customers  by  LILCO's regulated  gas  business;  charges to rate payers  will not  increase as a
                                          result  of  the  BUG/LILCO   merger  or  any  future  merger  or  business
                                          combination by NYECO, or LIPA's acquisition of LILCO's stock.

                                          LIPA and NYECO will  mutually  agree upon the  appropriate  allocation  of real property and will select personal  property  (e.g.,  billing/customer service  hardware and software) that LIPA should have access to or control of as owner of the T&D System.  NYECO will give LIPA the  perpetual  right to enter into leases for such  assets or  sub-contract  for such  services which  it may  assign  to a  subsequent  Management  Services  Contractor.
                                          Terms of each lease will be at FMVas determined by independent appraisers.


  B.  Accounts Receivable                 LIPA and LILCO will agree on the  expected  level of  receipts  based upon
                                          historical  collections,   and  negotiate  appropriate   incentive/penalty
                                          provisions  in the event  actual  receipts  differ  materially.  LIPA will allow NYECO to use remedies similar to those currently  available to LILCO to enforce collection.

                                          Materials  and  supplies  will remain  with NYECO,  and will be charged to
  C.  Materials and Supplies              LIPA at cost through the Management  Services  Contract.  Any  replacement
                                          Management  Services Contractor will be required to purchase all materials and supplies at cost from NYECO.



 D.  Class Settlement                     Upon the  closing  of the  transaction,  NYECO  will  immediately  pay the present  value  of the  remaining  Class  Settlement  either  to LIPA  for distribution  to rate  payers  or, at  LIPA's  request,  directly  to rate payers.

 E. Accumulated Deferred                  LIPA will not assume  the  liabilities  related to the gas and  generation
  Income  Taxes                           businesses.


 F. Other Post-retirement Employee        LIPA  recognizes  that  these  costs  should  be  recovered  from the rate
 Benefits                                 payers.  If LILCO funds this  obligation  with the proceeds of  assumable, callable  debt,  and if in LIPA's sole judgment the future  costs/risks to the rate  payers can be reduced  by  assuming  this debt in lieu of paying the avoided annual charge, LIPA will assume such debt.



G.  Shoreham Litigation Phase I           Upon the closing of the  transaction,  LILCO will  immediately pay to LIPA
Distribution                              $15 million  relating  to the Phase I judgment  for  distribution  to rate payers.

H . Shoreham Litigation Phase II          LIPA will assume the Shoreham  property tax and PILOT claims and all other
Settlement/ Other Tax Certiorari Cases    tax claims and tax  certiorari  matters  arising  with  respect to LILCO's pre-closing operations.

  I.Interest Rate Hedge

                                          Recognizing  this to be in the best  interest of the rate payers,  LIPA and  BUG/LILCO  will jointly  seek PSC  approval to allow  BUG/LILCO to fund,  on LIPA's  behalf,  the  purchase of an  interest  rate hedge to minimize the risk of a deterioration  in savings due to higher interest rates  at the  time of the  closing.  BUG/LILCO  will  fund for its own account, the first $60 million of premiums relating to an interest rate hedge. In the event that the LIPA/LILCO  transaction  closes, LIPA will reimburse  BUG/LILCO  for its net cost  relating to all  interest  rate hedges  funded.  In the  event  that the  transaction  does not  close,
                                          BUG/LILCO  will receive the benefit  relating to the net profits on the hedges  purchased  by  BUG/LILCO  for its own  account and will seek to recover the net cost,  if any, of such hedge from rate payers;  any net profit will be returned to the rate payers as directed by the PSC.


III.BUG/LILCO Merger
Synergies
                                          BUG/LILCO  will  recommend  to the PSC that  one-half of the ten year $1 billion expected synergy savings should be attributed to the LILCO electric rate payers.
                                          LIPA's share of any synergy  savings will be the amount  allocated by the PSC to the electric  rate payers up to a maximum of 2%. Such savings will be explicitly passed through to LIPA through the MSA.


                                     - 2 -



IV.  Business Ventures Using T&D Assets   NYECO  recognizes  that  LIPA  will  own  the  T&D   assets   and all
                                          the rights  that  entails.  Specifically,  LIPA will be  entitled  to any attachment  fees  currently  paid to LILCO for the use of T&D assets by third parties, such as telecommunications companies. Subject to further information regarding the relevant  provisions of the agreements,  LIPA agrees that NYECO will retain all other  business  relationships-risks  and  rewards-with  such companies,  which have been disclosed to LIPA. The definitive  agreement will
                                          address  any  rights   regarding  LIPA's  review  and  approval  of  any  new
                                          relationships.

V.     Key Executives                     Recognizing  the  need  for  an  amicable  working  relationship,  the  key executives  responsible  for providing  service under both the  Management
                                          Services  Agreement  and the Power  Supply  Agreement  must be approved by
                                          LIPA, and such approval will not be unreasonably withheld.

VI.   Management Contract

  A.  Basic Premise                       While the  responsibilities  of LIPA and  NYECO  will be  detailed  in the
                                          Management Services Agreement,  such  responsibilities  will be based upon the premise that it is LIPA's  responsibility  to set policies and NYECO's responsibility to implement those policies.

  B.  Term/ Mandatory Rebid               8/6  years.  NYECO will have the right to bid on the new  contract  on the same basis as other qualified bidders unless previously  terminated due to cause.

  C.  Cancellation/Notice;                LIPA and NYECO will have the right to cancel the  contract at any time for
     Transition to New Manager            cause.  LIPA will have the  right to give  notice of its  intent to cancel the  contract  within 6 months of a change in control  of NYECO.  LIPA and
                                          NYECO are  required to give 2 years  notice of intent to cancel.  If NYECO is  terminated  for  cause,  it  will be  precluded  from  bidding  on the replacement contract.

                                          NYECO will  cooperate in the smooth  transition to the new manager;  NYECO will be reimbursed for reasonable, mutually agreeable transition costs.

  D.  Labor Issues                        NYECO will agree to honor existing labor  contracts and will not rely upon lay-offs  to achieve  any  operational  efficiencies.  Any new  Management
                                          Services  Contractor  must  abide by the  same  labor  contracts  and LIPA policies as required of NYECO.

  E.  Compensation and                    Contract will be a "Qualified  Management Contract"  under IRS regulations
       Performance Standards              with incentive/penalty provisions tied to


                                     - 3 -



                                          performance standards.

  F.  Dispute Resolution                  Subject to the rights of either  party to seek  injunctive  relief  from a court of  competent  jurisdiction,  in the event of a dispute  the parties will pursue non-binding mediation before binding arbitration.

  G.  Access to Facilities                Appropriate  LIPA personnel will have  unrestricted  access to "allocated"
                                          common plant,  and will be provided  with adequate  on-site work space for
                                          LIPA to exercise its oversight rights and responsibilities.

  H.  Ownership of Data                   LIPA will have sole ownership of information  related to LIPA's  customers
                                          (except to the extent such  information is also owned by NYECO in its role as owner  of the gas  utility)  and the  operation  of the T & D  Systems.
                                          NYECO  may not use any such  information  for  non-LIPA  related  purposes without LIPA's permission. Such permission, if granted, will be granted on a non-discriminatory basis.

  I.  Procurement and Sub-                LIPA  will  identify  legal   issues/constraints  and  recommended  policy
      contractor Approval                 guidelines.




  J.  Insurance Coverage                  LILCO's insurance  coverage will be reviewed for adequacy and, if appropriate, additional coverage will be obtained.


VII.  Power Sales Contract

  A.  Generation Charges                  Generation  charges will not be  increased  as a result of the  stepped-up basis of the  assets.  The capital  related  charges  will also  reflect a mutually agreeable theoretical capital structure.

  B.  "Ramp-down"                         15 year  contract  with  ramp  down  beginning  in year 7 in an  aggregate potential  reduction amount of approximately  1500 MW. The actual schedule will be  mutually  agreed  upon and will  reference  specific  units.  Any amount  ramped down must be for the full  increment of capacity  listed on the  schedule.  After  receiving  bids, if LIPA  exercises  this option in years 7 to 10,  NYECO  will  receive  100%  of the  present  value  of the related  capacity  charges for the  remainder of the  contract.  Beginning in the 11th  year,  the  recovery  percentage  will  decline  each year in increments of 12.5%,  resulting in a 37.5% recovery in the 15th year.

                                          Capital  expenditures,  if  approved  by  LIPA,  will be  included  in the capacity  charges  and  recovered  as  described  above.  If the  economic useful life of any proposed  capital  addition  significantly  exceeds the remaining  term of the contract,  LIPA and NYECO will negotiate a mutually


                                     - 4 -



                                          agreeable cost recovery mechanism.

                                          NYECO may use any capacity  released pursuant to this option to bid on new
                                          capacity  or  on  other  ramp-down  amounts.   Allocation  of  profits  on
                                          off-system  sales from specific units during the term of the contract will be shared  based upon LIPA's then current  payment of or,  pursuant to the ramp-down  option,  LIPA's  prepayment of the related  remaining  capacity payments according to the following schedule:

                                          Non Ramped-Down Capacity                   LIPA/NYECO
                                               Years 1 to 15                          67%/33%
                                          Ramped-Down Capacity
                                                Years 7 to 10                        67%/33%
                                                Year 11                              60%/40%
                                                Year 12                              53%/47%
                                                Year 13                              46%/54%
                                                Year 14                              39%/61%
                                                Year 15                              33%/67%

                                          Profits on any system  sales to LIPA from  released  capacity  will be for
                                          NYECO's account.

                                          LIPA will provide open access to NYECO on its  transmission  system to the
                                          extent   available,   priced  at   applicable   FERC   tariffs   or  other
                                          non-discriminatory terms and prices.

                                          If LIPA's  exercise of this option results in  operational  inefficiencies at Northport,  the power sales  capacity price will be adjusted to reflect demonstrable cost increases due to such inefficiencies.

C.  Ownership of Sites                    LIPA  will  have a  perpetual  right to lease  or  purchase  appropriately sized and sited  parcels,  as reasonably  determined by LIPA's  consulting engineer and  confirmed  by a mutually  agreeable  independent  consulting engineer,  at  any of  NYECO's  existing  generating  properties  for  the construction  of new  power  plants  to be owned by LIPA or its  designee.
                                          The lease or purchase will be at FMV as determined by an independent  real estate appraiser.  Without limiting its future rights,  LIPA has the right to identify certain sites prior to closing.  NYECO will in no way limit or restrict  LIPA's ability to investigate  and identify  parcels,  and after closing  of  either a lease or  purchase,  engage in site  preparation  or construction  and operation at any site. The appraisal  methodology can be determined prior to closing.

                                          LIPA will be granted  control over NYECO's  ability to sell or


                                     - 5 -



                                          lease sites to a third party for the purpose of  constructing a generating facility (e.g., right of first or last refusal).


                                          LIPA will acquire for FMV an  appropriately  sized  parcel,  as reasonably determined  by LIPA's  consulting  engineer  and  confirmed  by a mutually agreeable  independent  consulting engineer, at the Shoreham site to serve as the terminus for an undersound cable (nominal rating  approximately 600
                                          MW) and the site for up to approximately  600 MW of new gas fired combined cycle  generating  facilities and be granted  unlimited access to the site as well as  appropriate  easements.  NYECO will  retain  ownership  of the combined  turbine and diesel  peaking units located on this site, and will be granted unlimited access to such facilities.

D. Approval of Future  Development/       See  limitations  above on NYECO's ability to sell or lease sites to third
T&D Rights                                parties for the construction of generating facilities.

                                          LIPA  will  have  the   exclusive   right  to  provide   transmission   or
                                          distribution  service  on  Long  Island  except  that  NYECO  may  provide non-retail  delivery of power on LILCO's property to serve existing common plant and  generating  facilities.  NYECO  agrees not to compete with LIPA directly or indirectly as a provider of T & D service on Long Island.  The delivery of any capacity or energy sold  directly or  indirectly  by NYECO in  LILCO's  current  service  territory  will  be  through  LIPA's  T & D system.  NYECO will not oppose any tariff,  access charge or fees for the use of LIPA's T and/or D system  whether or not such is  established by or on  behalf  of  LIPA,  provided  such  tariff,  access  charge  or  fee is non-discriminatory between NYECO and other affected parties.

E. Generation Purchase
Agreement

                                          LIPA and NEWCO  will enter  into an  agreement  providing  for the  purchase  by
                                          LIPA/LILCO from NEWCO of all of the generating assets at purchase price equal to
                                          FMV at the date of the purchase.  This  agreement  will close in the fourth year after the  closing  of the  transaction.  LIPA/LILCO's  obligation  to close the agreement  will be subject to prior  approval by  two-thirds  of the entire LIPA
                                          Board of Trustees  and approval by the Public  Authorities  Control  Board.  The generating  assets will include  appropriately  sized parcels,  as determined by
                                          LIPA's  consulting  engineer and confirmed by a mutually  agreeable  independent consulting  engineer,  at each of its existing  generating sites. LIPA and LILCO will each select an an investment  bank to negotiate the price;  if no agreement can be reached a third investment bank,  acceptable to both LIPA and LILCO, will be selected to determine  FMV. LIPA will pay all  investment  banking fees,  but must agree to all fees in advance.



                                     - 7 -



                                          LIPA  agrees that no layoffs or salary cuts to NYECO  non-union  personnel  will result from its purchase of NEWCO's assets for two (2) years.

VIII.  Gas Transmission
                                          Interruptible  gas  transportation  to the  existing  generation  units  will be continued on the same basis as is currently provided. LILCO will also provide an interruptible gas transportation  rate on the LILCO  distribution  system to new generation  (regardless of who owns it) above a mutually agreeable MW threshold, of  19  cents/dekatherm  adjusted  only  for  any  system  capital  improvements specifically required which will be charged on a cost-based, return on rate base basis,  using  LILCO's cost of capital for its gas system.  This pricing will be continued for 11.5 years after the acquisition is completed.

                                                                     EXHIBIT A-1

                          Long Island Lighting Company
                             Pro forma Balance Sheet
                              At December 31, 1997
                                  (In Millions)


                                                                   New
Assets                                                            LILCO
-------------------------------------------------------------------------
Utility Plant (net of accumulated depreciation)
Electric (including CWIP)
  Nine Mile Point 2 & nuclear fuel                             $   684.9
  Transmission & Distribution                                    1,386.1
-------------------------------------------------------------------------
Total Net Utility Plant                                          2,071.0
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Regulatory Assets
Base financial component                                         3,180.6
Rate moderation component                                          270.8
Shoreham post-settlement costs                                   1,006.4
Shoreham nuclear fuel                                               67.0
Unamortized cost of issuing securities                             143.6
Postretirement benefits other than pensions                        290.8
Regulatory tax asset                                             1,720.2
Other                                                              119.3
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Total Regulatory Assets                                          6,798.7
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Nonutility Property and Other Investments                          17.9
Current Assets                                                     373.8
Deferred Charges                                                    48.1
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Total Assets                                                    $9,309.5
=========================================================================

Capitalization and Liabilities
-------------------------------------------------------------------------
Capitalization
Total Long-Term Debt, including current maturities              $3,576.0
Total Preferred Stock                                              339.2
Total Common Shareowners' Equity                                 2,500.8
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Total Capitalization                                             6,416.0
-------------------------------------------------------------------------
Regulatory Liabilities                                             398.3
Current Liabilities                                                105.8
Deferred Credits                                                 2,115.9
Operating Reserves                                                 273.5
-------------------------------------------------------------------------
Total Capitalization and Liabilities                            $9,309.5
=========================================================================

                                                                       Exhibit B

                    MANAGEMENT SERVICES AGREEMENT PRINCIPLES

As used herein, "Manager" refers to the Management Services Contractor for the T&D system and system dispatch and operator.

1.       Basic Premises of Management Services Agreement:

         a. While the responsibilities of LIPA and Manager will be detailed in the Management Service Agreement (Agreement), such responsibilities will be based upon the premise that LIPA will set policies and Manager's responsibility will be to implement those policies.

         b. Manager must perform its responsibilities consistent with LIPA's statutory and policy goals and objectives (to be identified) and will report directly and regularly to a designated representative of LIPA. Manager must manage and be responsible for the delivery of power to LIPA's customers, and cooperate with all parties (e.g., new power generators, owners of new or existing interconnections, power marketers, energy service companies, etc.) involved with the delivery of power or provision of other energy services.

2.       Term/Mandatory Rebid:

         a. The term of the agreement will be for eight years. There will be a mandatory competitive bid in the sixth year of the term of the contract for the next contract.

         b. Manager will have the right to bid on the new contract on the same basis as other qualified bidders unless previously terminated pursuant to Section 23.b or for any reason due to cause.

3.       Termination/Notice, Transition to New Manager:

         a. LIPA and Manager will have the right to terminate the Agreement at any time for cause (as defined in Section 23). If Manager is terminated for cause pursuant to Section 23. b., it will be precluded from bidding on the replacement contract.

         b. Manager will cooperate in the smooth transition to the new manager. Manager will be reimbursed for reasonable, mutually agreeable transition costs.

         c. Each party shall be required to fully perform its obligations under the Agreement after notice of termination has been given through the date of actual termination of the Agreement. The parties acknowledge that certain obligations under the Agreement will survive the termination date.

         d. During the period after a termination notice is given, LIPA will have unrestricted access to Manager's facilities and personnel necessary to monitor Manager's performance. In addition, in the event of termination for cause, during the termination notice period LIPA shall have the right to appoint a representative to direct Manager's day-to-day performance in accordance with the terms of the Agreement. If, in the event of such termination for cause LIPA assumes such responsibility for day-to-day direction, LIPA shall be responsible for all incremental costs that result from such action and Manager will receive its Management Fee as defined in Section 11.a.i. In addition, in such event, Manager will be eligible for incentive fees or responsible for penalty payments under the Agreement up to the date LIPA assumes responsibility for day-to-day operations.

4. Labor Issues: Manager will agree to honor existing labor contracts and will not rely upon mandatory lay-offs to achieve any operational efficiencies. Any new Manager must abide by the then existing labor contracts and LIPA policies as is required of the Manager under the Agreement. Work which is outsourced by Manager and which would otherwise have been performed by union labor will be bid based upon payment of prevailing wage rates and employee benefits.

5. Separation of Distribution and Power Supply Functions: To prepare for the anticipated future separation of retail distribution service from power supply, there should be two totally separable functions for the
         Agreement: (1) T&D O&M and (2) system operation and dispatch, such that changes in the system operation responsibilities can be modified if an Independent System Operator is required to be provided due to changes in state or federal law or associated regulatory policy.

6. Description of the T&D system: The "T&D system" owned by LIPA refers to all assets or facilities related to the operation of the T&D system owned by LILCO at the time LILCO is acquired by LIPA, except for those listed in the closing documents on the date of closing. The Manager will operate and maintain (for LIPA) the T&D system from the point of the interconnection with Consolidated Edison, NYPA and Connecticut Power & Light and the on-island generating plants owned by NYECO or others and interconnections as they are built to the meters of the T&D facilities, equipment and property up through the retail and wholesale electric customers' point of interconnection with the meter.

7. Responsibilities of Manager: Specific responsibilities of Manager (the performance of which are subject to LIPA approval) are expected to include, but are not limited to:

         a.       T&D Operation and Maintenance:

                  - day-to-day operation, protection and maintenance of the T&D system, including emergency repairs other than for storm restoration;

                  -        performance   of  routine   facility   additions  and
                           improvements, including customer connections;

                  -        routine   construction    activities   performed   by
                           Manager's T&D work force as part of normal O&M activities;

                  -        supervision   (including   engineering   and  related
                           construction management services) of routine and major facility additions and improvements;

                  - preparation and monitoring of annual capital and operating expenditure budgets and long range system and strategic plans including integrated resource planning, system and policy modifications to transition to a competitive environment;

                  - recommendation of energy efficiency and conservation programs and implementation of such programs approved by LIPA or incorporating the energy efficiency and conservation programs and associated measures developed on behalf of LIPA or by energy service companies authorized to provide services on Long Island, as approved by LIPA.

                  - performance of T&D accounting and tax reporting functions and preparation of monthly reports;

                  - the procurement of other goods and services from third parties and inventory management in accordance with pre-established guidelines;

                  -        compliance  with then  current  federal,  state,  and
                           local   environmental  and  regulatory   requirements
                           associated with the T&D system;

                  - operation of system in compliance with LIPA's specified requirements pertaining to tax-exempt bonding regulations and applicable provisions of LIPA bond resolutions as provided by LIPA;

                  - routine repair or modification activities required due to public works infrastructure projects which impact the T&D system;

                  - personnel and human resource matters and personnel training, including provision of emergency and other training to LIPA personnel (the extent of such LIPA personnel and training to be defined and established in adopted annual T&D O&M budgets approved by LIPA);

                  -        day to day legal and tax management responsibilities;

                  - maintenance of system operation and training manuals for use by Manager;

                  - Manager shall comply with applicable provisions of State law governing LIPA contracts, including, but not limited to, provisions requiring efforts to increase participation of minority and women-owned enterprises.

         b.       Emergency Response and Reporting, Including Storms:

                  -        timely   reporting   to  LIPA   of   such   emergency
                           conditions;

                  -        storm monitoring and anticipated storm mobilization;

                  -        media,    fire,    police,   and   local   government
                           coordination;

                  -        customer communications;

                  -        system condition monitoring;

                  -        repair and replacement;

                  -        public safety activities;

                  -        restoration of T&D system to pre-emergency conditions

         c.       Customer Service:

                  -        response to customer inquiries;

                  -        development   of   Manager's    recommended   revenue
                           requirements, rate classification and designs;

                  - at LIPA's request, public presentation of recommended rate and capital expenditure adjustments at LIPA rate hearings;

                  -        information and accounting systems and controls;

                  -        marketing for system expansion/customer retention;

                  -        reading of  customer  meters,  issuance  of  customer
                           bills,  and  collection  of  customer   payments  and
                           investigation of customer bill inquiries;

                  - collection of reliability and customer satisfaction performance data;

                  -        inclusion   of  any   communications   to   customers
                           requested or approved by LIPA in customer bills related to the provision of energy services;

                  -        work under LIPA  supervision  with outside parties or
                           other   resources  to  develop  energy   conservation
                           programs.

         d.       Power Supply:

                  - obligation, subject to documented and auditable transmission and reliability constraints, to purchase and deliver power to meet LIPA load at least cost from all sources regardless of generating plant ownership;

                  - off system sales from power supply sources under contract to or owned by LIPA;

                  - preparation of load forecasting and power resource modeling/planning;

                  - maintenance of electronic bulletin board on pricing of power and preparation of periodic summaries;

                  - administration of LIPA's ownership share of Nine Mile Point 2 and related contracts and obligations.

8. Performance standards: Manager will be responsible for management and operation of the T&D system within mutually agreed performance measurement criteria. Such criteria will include benchmarks and indices similar to, but not expressly identical to those which are used by the New York Public Service Commission (NYPSC) and various state utility commissions for performance based rate making programs for electric utilities in the areas of system reliability, response time for and cost control of storm restoration, adherence to capital and operating budgets, customer service satisfaction, worker safety record, and construction and maintenance project schedule adherence. This section will differentiate between the termination standards and the general performance standards.

9. Responsibilities of LIPA: LIPA will retain ultimate responsibility, authority and control over the assets and operations of the T&D system. Specific responsibilities are expected to include, but are not limited to:

         a. rate setting, line extension policies and service rules and regulations;

         b. determination of all policies and procedures for the T&D system. LIPA recognizes that changes in its policies and procedures may have an impact on costs to the Manager, requiring adjustment of compensation or cost recovery from LIPA;

         c.       review  and   approval  of  annual   capital   and   operating
                  expenditure  budgets  pursuant to the  procedures  outlined in
                  Section 11.b.ii and approval of long-range strategic plans;

         d.       determination of customer service programs;

         e. determination of customer and public communications policy; including approval in advance of billing format, bill inserts, flyers and other advertisements by Manager (other than communications required to address emergencies);

         f. review and approval of power resource model/plan and of Manager's load forecast;

         g. determination of energy efficiency and conservation policies and planning;

         h.       financial   management  such  as  determining  the  source  of
                  financing for major projects;

         i. compliance with bond resolution regarding third party expert review of annual operating and capital budgets and rate resolution;

         j.       overall legal responsibilities;

         k.       governmental relations and reporting;

         l.       oversight and audit of Manager operations and performance;

         m. the management contract solicitation procedure and selection of the new Manager;

         n. approval of contracts to the extent required to meet the requirements of the state law applicable to LIPA;

         o. timely response to all requests of Manager for action or decision by LIPA.

10. Dispute resolution: Subject to the rights of either party to seek injunctive relief from a court of competent jurisdiction, in the event of a dispute the parties shall seek non-binding mediation before binding arbitration.

11.      Annual T&D  Budget and Five Year Planning Budget Process

         a.       Annual T&D Budget

                  i. The T&D budget, payment, and incentive sections of the Agreement will provide for the determination and payment of T&D costs, inclusive of fees paid to Manager, comprised of two broad categories: Direct Costs and Third Party Costs. These categories of costs will exclude "Incremental Internal Costs" (as defined in Section 13) and additional Third Party Costs relating to Major Capital projects, public works projects, and Other Costs, which are discussed in Sections 13 and 14.

                  ii. "Direct Costs" are anticipated to be reasonably predictable and shall include (1) all capital or operating costs incurred by Manager through the utilization of either its work force, or its owned assets in carrying out its responsibilities under the Agreement and (2) the Manager's fee ("Management Fee"). Costs related to its work force shall include compensation paid to employees of the Manager as well as an appropriate allocation of such costs of employees of the Manager's parent or affiliates to the extent such employees provide service to LIPA pursuant to the Agreement. Costs related to its owned assets shall include an appropriate allocation of depreciation and return on the undepreciated balance and shall include an appropriate allocation of projects in progress at the time of closing of the LIPA/LILCO transaction. The determination of depreciation and return to be allocated shall be based upon historical costs and an agreed upon capital structure. The Management Fee shall be an annual fixed amount of $15 million. Of this amount, however, $5 million must result from cost savings. As a result, the initial Direct Costs budget will include a net Management fee of $10 million. (see 11.b.iv.)

                  iii. "Third Party Costs" shall include all recurring capital or operating costs incurred by Manager in carrying out its responsibilities under the Agreement and paid to parties other than Manager, its parent and affiliates, and any of their employees. Such costs shall include, for example, professional fees, postage, materials and supplies, third party contract labor, rents, property taxes on common plant, telecommunications, insurance, dues and fees, advertising, etc.

                  iv. Incentive compensation to the Manager for costs savings (Cost Incentive Fees) will be for reductions from the approved budgets for these two broad categories. The Agreement will also provide for other incentive and penalty payments described more fully in Section 15 (Non-cost Performance Incentive Fees) related to system reliability, worker safety, customer service and system operation and dispatch.

         b.       Annual T&D Budget Preparation

                  i. Six months prior to closing of the LIPA/LILCO transaction, and thereafter annually, Manager will prepare an annual budget for T&D (for total revenue requirements inclusive of LIPA's own costs, with the costs to be paid by LIPA to Manager under this Agreement specifically and separately identified). This budget will be accompanied by a five year T&D planning budget. LIPA will hold at least one hearing to solicit public input on both initial budgets.

                  ii. The annual and five year planning budgets will be divided into Direct Costs and Third Party Costs in accordance with budget categories to be set forth in an exhibit to the Agreement, consistent with the general definition of these two cost categories in
                           Section 11 (a). The initial Direct Cost budget, once established and approved by LIPA, will be indexed for each subsequent year during the term of the Agreement as described in 11.b.v. The Third Party Cost budget will be determined and approved annually. Each annual budget and five year planning budget will be composed of the indexed Direct Cost budget, and the annually determined and approved Third Party Cost budget.

                  iii. Manager and LIPA will adopt the initial annual budget and five year planning budget prior to closing of the LIPA/LILCO transaction. Such initial annual and five year planning budgets will reflect an agreed upon estimate of adjustments in T&D costs attributable to productivity improvements to be undertaken by Manager and estimated synergy savings from the BU/LILCO merger  to  the  extent  allocated  to  the  electric
                           ratepayers by the NYPSC up to a maximum of 2% of total electric revenues before the LIPA/LILCO transaction.

                  iv. The initial budget for Direct Costs will be based upon the agreed upon disaggregated T&D costs portion of the proposed 1997 test year budget in the LILCO 1996 rate case filing with the NYPSC, adjusted to 1999 (the anticipated first full calendar year of operation under the Agreement). Adjustments to the 1997 base budget will include, but not be limited to adjustment of union labor costs in accordance with the existing union labor contract, non-union labor costs in accordance with agreed upon indices, other indices as used in the 1996 rate case filing to adjust from the 1997 test year to the 1999 revenue requirements estimate, addition of the net Management Fee of $10 million and known changes in facts and circumstances. Such budget shall also consider actual historical results for 1996 up to the date of adoption of the final budget. Payment of any bonus or incentive pay to officers of BU/LILCO Holding Company shall not be part of the Direct Cost budget unless mutually agreed to by the parties.

                  v. Subsequent annual Direct Cost budgets will be calculated based upon the initial Direct Cost budget, subject to adjustments for appropriate cost and customer growth indices, as follows:

                           o The union labor portion of the Direct Costs will be adjusted in accordance with existing union contracts through February 13, 2001. Thereafter, union labor will be adjusted based on appropriate cost indices. At LIPA's option, Manager will consult with LIPA on all future renegotiations of union labor contracts;

                           o All other portions of the Direct Cost budget, including non-union labor, will be adjusted for the appropriate cost and customer growth indices.

                  vi. The annual budget and five year planning budget prepared by Manager and submitted to LIPA for review and approval, will be accompanied by any recommended rate adjustments for the upcoming year and shall be submitted six months before the beginning of the next rate year. LIPA will have 60 days to review the proposed annual and five year planning budgets pursuant to the provisions in Section 11.b.ii and rate adjustments, if any, and request modifications as deemed appropriate. The objective would be to have the budgets adopted two months before the beginning of the next rate year. If there is a rate adjustment, the LIPA/Manager review effort could be expedited to enable the public review process for a rate adjustment to begin sufficiently early to allow approximately 4 months of public review, comment, and adoption by LIPA before the new rate year begins.

                  vii. Acceptance of the year 2 through 5 planning budgets is not approval of such budgets, although these later year planning budgets will be used as guidance for the reasonableness of any adjustments to subsequent annual budgets to be adopted by LIPA.

                  viii. The annual and five year planning budgets shall be in a form acceptable to LIPA, with the initial annual and five year budgets to be prepared with the same categories and levels of detail for historical costs and documented in a manner which enables comparison to actual expenditures.

                  ix. The Agreement will include an exhibit listing the type and format of the information to be included in the annual and five year planning budget.

                  x. T&D costs, whether Direct Costs or Third Party Costs, in the adopted annual budget will be calculated and included at cost without mark-up. All fees paid by LIPA to Manager other than specific actual cost items reimbursed by LIPA to Manager will be limited to the Management Fee, the Cost Incentive Fee, and the Non-cost Performance Fees defined herein.

                  xi. If, in LIPA's sole opinion, trends in cost of service, customer loads or other factors indicate a need to consider rates, cost allocation, or rate design, LIPA may request a revised budget and rate recommendation from Manager or preparation of the budget on an accelerated schedule, with reasonable notice. LIPA and Manager will agree on any reasonable incremental costs which may be subject to reimbursement for such accelerated budget preparation.

                  xii.     At LIPA's  request upon  reasonable  notice,  Manager
                           will provide, in any public or private forums, explanation and support for the Manager's T&D management activities (e.g. O&M budgets, capital improvement budgets, rates, rate design, etc.). The rate proposal is subject to public hearings prior to approval by LIPA.

         c.       Adjustment to Annual and Five Year Planning Budgets

                  i. The five year planning budget will include a projection of the Direct Cost budget based on the load forecast most recently adopted by LIPA and a projection of the applicable indices.

                  ii. The Third Party Cost annual and five year planning budget will be adjusted annually.

                  iii. If Manager proposes changes in components of Third Party Costs (e.g. rates for professional services, unit costs for materials and supplies, postage rates, insurance premiums, etc.) due to claims by Manager of changes in costs significantly different from previously applicable rates used in the adopted Third Party Cost budget, Manager will provide documentation of the basis of such changes. LIPA may require that Manager demonstrate justification for increases in components of Third Party Costs through competitively bidding for contracts or services, or through other means.

12. Determination and Payment of Direct Cost, Third Party Cost, and Incentive Payments

         a. LIPA will make a monthly payment to Manager equal to ninety percent (90%) of the approved annual Direct Cost budget (the "Fixed Direct Fee"). LIPA will make a monthly payment to Manager for the monthly allocation of the approved Third Party Cost annual budget. (Monthly allocation of such payments to be determined based on historical monthly trends to minimize working capital costs.).

                  The Agreement will also establish applicable interest rates and charges due from one party to the other for carrying costs for the timing of reimbursement for balances due one party by the other for differences between the lesser of actual Total Costs or the approved budgeted Total Costs and the monthly payments for such costs.

         b. In addition to the Fixed Direct Fee, Manager will be entitled to a Variable Payment equal to the lesser of (a) the difference between actual Total Costs (the sum of the Direct Cost and the Third Party Cost), less the sum of the Fixed Direct Fee and the lesser of actual or budgeted Third Party Costs or (b) the difference between the approved Total Cost budget (the sum of the Direct Cost budget and the Third Party Cost budget) and the sum of the Fixed Direct Fee and the lesser of the actual or budgeted Third Party Cost. (Monthly allocation of such payment to be determined based on historical monthly trends to minimize working capital costs). For administrative ease, the calculation of the variable payment to be made on a monthly basis will be based on the difference between the Total Cost budget and the sum of the amounts paid for the Fixed Direct Fee and Third Party Costs.

         c. To the extent actual Total Costs are less than the approved Total Cost budget for the year, Manager will be paid the portion of its Management Fee, described in paragraph 11.a.ii relating to cost savings, in an amount equal to such cost savings up to $5 million. Beyond such $5 million level, Manager will be paid a Cost Incentive Fee equal to 50% of such additional savings up to 15% of the Total Cost Budget. All savings above this cap will be for the benefit of LIPA.

                  To the extent actual Total Costs, excluding the Management Fee, are greater than the Total Cost budget, excluding the net Management Fee, for the year, Manager will absorb the first dollars of such overruns up to a total of $15 million. For cost overruns in excess of this amount, Manager will be entitled to a payment equal to the amount of such excess overruns (the "Overrun Payment").

         d. In no event will the ratio of (a) the sum of the Variable Payment plus the Cost Incentive Fee plus the sum of the Non-cost Performance Incentive Fees (described in Section 15) plus the Overrun Payment divided by (b) the sum of (a) and the Direct Fixed Fee be greater than twenty percent (20%).

         e. During the first quarter of the next year of the Agreement, the monthly payments will be (i) reduced by any overpayment by LIPA resulting from the sum of actual Direct Costs and actual Third Party Costs being less than the payments made by LIPA to Manager for such costs during the previous year or (ii) increased to reflect any Non-Cost Performance Fee earned by Manager during the previous year and/or any Overrun Payment Due. In the last year of the Agreement, such adjustments will be made in the last month of the year for the first nine months of the year, and a final adjustment will be made within 90 days after the end of the year.


13.      Other Costs

         a.       "Other Costs" Definition

                  i. Other costs are those costs which cannot reasonably be anticipated and shall include those costs Manager and LIPA agree are not included in Direct Cost, Third Party Cost or Major Capital Improvements, Additions and Public Works budgets ("Other Costs"). Other Costs will be defined in the

                           Agreement to include the Incremental Internal Costs and additional Third Party Costs incurred by Manager, as a result of events (including but not limited to major storms and extreme weather) that Manager and LIPA agree have caused costs to be incurred by Manager to respond to significant (i) damage to or adverse affects on the T&D system, (ii) changes in the level of required maintenance or operation of the T&D system, or (iii) tasks which are necessary for safety reasons.

                           In addition, costs will be reimbursed as Other Costs to the extent such costs are not included in the Direct Cost Third Party Cost budget or Major Capital Improvements, Additions and Public Works budget and are incurred by Manager for work resulting from or as a consequence of:

                           o changes in work scope and projects agreed to by Manager and LIPA;
                           o        changes   in   laws   and   regulations;
                           o        determinations  made  by  LIPA  pursuant  to
                                    Section  9; or
                           o LIPA's assumption "of the day-to-day direction" of Manager pursuant to Section 3(d).

                  ii "Incremental Internal Costs" shall include those incremental internal costs incurred by Manager and approved by LIPA to provide for Major Capital projects, public works projects, and Other Costs pursuant to the Agreement to the extent such costs are not otherwise included as a Direct Cost or a Third Party Cost. Such costs shall include, for example, overtime wages, and wages and benefits for any additional employees hired to perform the task and any incremental allocation of costs related to employees of the Manager's parent or affiliates.

                  iii. LIPA and Manager shall agree upon the occurrence of an event that qualifies as one that has or is anticipated to lead to Other Costs. LIPA's approval of the reimbursement of Other Costs shall not be unreasonably withheld. Other Costs will not be taken into consideration in any determination of incentives or penalties as contemplated in the Agreement.


         b.       Other Costs Reserve Estimate

                  Although Other Costs will not be budgeted, Manager will recommend, and LIPA will adopt an annual reserve level for Other Costs for each annual and five year T&D budget to enable estimation of total revenue requirements for the T&D system. Such estimate will also be used by LIPA for determination of financial reserve requirements for the T&D system.

         c.       Other Costs Reimbursement

                  Manager will be reimbursed for reasonably incurred Other Costs (as defined in Section 13. a.i). Payment for such costs will be made as needed from reserves retained by LIPA. Approved costs in excess of available reserves will be reimbursed in a manner which minimizes working capital costs to LIPA. The Agreement will establish a formula for applicable interest rates and charges due from LIPA to Manager for carrying costs for the timing of reimbursement by LIPA of approved Other Costs. The Agreement will provide a timetable for payment of such approved Other Costs.

14       Major Capital Projects & Public Works

         a. Preparation of Major Capital Projects & Public Works ("Major Capital") Plan and Budget

                  Contemporaneously with the annual O&M budget, Manager will prepare an annual and five year Major Capital (to be defined) plan and budget. Such plan and budget will identify:

                  i.       proposed Major Capital expenditures by function (e.g.
                           transmission,        substation,        distribution,
                           communication, common plant, and public works) and project location.

                  ii.      project description

                  iii. planned initiation of the project and duration of project, including capital expenditure per year if the project requires more than a year to complete

                  iv. explanation of relationship to other planned or subsequently required capital addition or improvement of which the individual Major Capital project is a component

                  v. the anticipated useful life of the improvement or addition

                  vi. the reason for the capital improvement or addition, accompanied by any evaluation of cost-effectiveness, if the basis for the improvement or addition is for net cost savings to system revenue requirements

                  vii. indication of whether the improvement or addition is planned for performance by Manager work force or contractor

                  Such Major Capital plan and budget will include explanation and justification of costs in a form acceptable to LIPA. The Agreement will include policies for determining which costs are capital and which are O&M costs.

         b.       Schedule for Capital Plan and Budget Review

                  i. The annual and five year Major Capital improvement plan and budget will be filed with the annual T&D budget proposal. LIPA will provide preliminary comments on the plan and budget within 60 days after receipt, provided additional time for review, if required, may be agreed to by the parties. LIPA will release for public review and comment any proposed annual and five year capital plan and budget submitted to LIPA by Manager.

                  ii. The annual Major Capital plan and budget must be approved by LIPA before or contemporaneously with the adoption of the annual T&D budget, and prior to or contemporaneously with the adoption of any rate adjustment by LIPA.

         c.       Basis for Capital Improvement and Addition Cost Determination

                  Capital improvements and additions will be performed, whether by Manager's own forces or by contractor, at the cost of the service without any multiplier fee or mark-up. Construction management and administration costs will either be specifically budgeted on a project-specific outsourced basis, or such costs will be captured within the Direct Cost budget.

         d.       Source of Financing of Capital Additions and Improvements

                  i. Approved capital additions and improvements will be financed by LIPA, provided that LIPA and Manager may agree to have Manager fund, subject to reimbursement, capital additions below a certain budget level threshold (to be established) in the event of emergency (to be defined).

                  ii. LIPA will determine the means by which Major Capital improvements will be financed by LIPA and applied to revenue requirements (i.e. LIPA will determine frequency of bond issues, principal amounts, refundings, terms, etc.). Manager will reflect the principal and interest repayment for capital improvement financing in its projections for revenue requirements. (LIPA will retain the right to fund capital improvements and additions from current revenue).

         e.       Procurement and Contracting Procedures

                  i. Along with its annual Major Capital plan and budget, Manager will provide LIPA with an explanation of its process for procuring equipment, construction, and other services related to implementing the Major Capital improvement and additions plan to achieve favorable cost completion of the capital improvements.

                  ii. LIPA may require Manager to solicit competitive bids for all major (to be defined) capital improvements and award such project(s) to the lowest responsible bidder, which may be Manager itself, provided a process is used which creates equal consideration of bidders other than Manager. Manager shall promptly notify LIPA of any reasonable objection to LIPA's inclusion of a party on a bidders list.

         f.       Advancement of Funds for Capital Improvements and Additions

                  Once an annual Major Capital improvement budget is approved, LIPA will advance funds in accordance with an agreed upon draw-down schedule established to the mutual satisfaction of LIPA and Manager for payment of approved capital expenditures.

                  Payment for public works projects will take into consideration reimbursement made by the local authority or party requesting the project.

         g.       Major  Capital   Improvements   and  Additions   Cost  Savings
                  Incentive

                  A formula for incentives for cost savings and penalties for cost overruns and delays in scheduled completion of approved Major Capital improvements or additions will be established, with fees accruing to Manager for savings below the Major Capital budget for the year on an aggregate basis. Incentives and penalties will be trued-up upon the closing and acceptance by LIPA of approved capital projects. Manager and LIPA acknowledge that public works projects shall be treated apart from other Major Capital in determination of these incentives and penalties.

15.      Non-Cost Performance Incentives and Penalties

         In addition to the cost saving incentives described in Section 12, Manager will be eligible for incentives for performance above certain threshold target levels of performance standards and subject to penalties for performance below certain other threshold minimum performance standard levels, with an intermediate band of performance in which neither incentives nor penalties shall apply, for reliability, worker safety, customer service and system operation and dispatch as described below:

         a. Reliability - LIPA and Manager will establish a set of reliability performance incentives and penalties, by geographic  operating  division  of the  Long  Island  service territory, using the objective and minimum values for the System Average Interruption Frequency Index (SAIFI) and the Customer Average Interruption Duration Index (CAIDI) as established by the NYPSC and which are in effect as of March 1997

         b.       Worker  Safety  - LIPA and  Manager  will  establish  mutually
                  agreeable   targets  for  chargeable   accidents   based  upon
                  historical levels.

         c. Customer Service - LIPA and Manager will establish a set of objective, measurable, customer service targets designed to provide a basis for incentives or penalties for customer service functions performed by Manager and within its control such as customer call answering, meter reading, and customer appointments.

         d. System Operation and Dispatch Incentive Payments LIPA and Manager will develop incentives and penalties for performance related to agreed upon criteria, such as (1) providing least cost of power supply; (2)maintaining a net required dependable capacity; and (3) off-system sales from all dispatchable power supply capacity. LIPA and Manager agree that the level of funding provided pursuant to established budgets will be consistent with the target performance standards to be established as contemplated above.

         e.       In any one year in no event  will  the  total of the  non-cost
                  performance   incentives,   net
                  of any applicable non-cost performance penalties, be greater than $7.5 million, nor will the total non-cost performance penalties, net of any applicable non-cost performance incentives be greater than $7.5 million.

16.      Manager's Reporting Requirements

         a. Manager will provide LIPA, on a monthly and year to date basis, a report of actual total T&D costs versus budget and prior year. Such report shall be received no later than the 20th day of the following month and shall contain explanations of significant variations to budget or prior year results.

         b. Manager will, on a semi-annual basis within 60 days after the end of each half of the operating year, provide LIPA with a report of actual Direct Costs and Third Party Costs together with:

                  i. explanation of significant variations from budget and prior year amounts

                  ii. identification of those costs which are classified as capital versus operating in order to allow LIPA to determine which costs qualify for tax-exempt bonding and which are recoverable through rates.

                  iii. identification of any material Direct Costs projects or Third Party Costs projects which were included in the Direct Cost Budget or the Third Party Costs budget from the previous year which were deferred to the current or proposed to be deferred to a subsequent year, or such costs in the current year which Manager proposes deferring beyond the current operating year.

         c. Manager will promptly notify LIPA when an event occurs, or is anticipated to occur, that Manager believes qualifies for treatment as an Other Cost. If practicable, Manager will provide LIPA with an explanation and estimate of the incremental costs caused by the event at the time of notification. Manager will submit a billing, together with appropriate supporting documentation, for reimbursement of the related incremental costs of such event as soon as practicable. LIPA will have the opportunity to review such billing and, if necessary, will be granted access to Managers books and records prior to reimbursing Manager. Such review will be performed in a timely manner.

         d. Manager will submit, concurrent with its annual report, its request for payment of incentives earned in the period. Such request shall include appropriate supporting documentation for review by LIPA. LIPA will have the opportunity to review such billing and, if necessary, will be granted access to Manager's books and records prior to reimbursing Manager. Such review will be performed in a timely manner.


17. Ownership of/Access to Facilities and Information: Appropriate LIPA personnel or representatives will have unrestricted access to the T&D system and to "allocated" common plant, and will be provided with adequate on-site work space for LIPA to exercise its oversight rights and responsibilities.

         In addition, LIPA and its agents and advisors shall have reasonable access to T&D System operation and training manuals (referred to in paragraph 7a), and shall be required to maintain the confidentiality of the information contained therein. A mutually agreed upon number of copies of the operation and training manuals will be provided to LIPA. Such manuals will be available for use by any subsequent manager, provided any such manager is required by LIPA to also maintain the confidentiality of the information contained therein and is prohibited from using any such information other than in connection with the management of the T&D System. In the event of future contract bids for the management of the T&D System, such information, with the exception of that information that the parties mutually agree is proprietary, will be available to any qualified bidder.

         LIPA will require qualified prospective bidders for such bid of the Agreement to treat such operation and training manuals confidentially. LIPA will hold Manager harmless from any claims made by third parties based upon use by subsequent managers of such manuals.

18.      Ownership  of  Information  and  Documentation:  LIPA  will  have  sole ownership of information related to customers served by LIPA's T&D system (except to the extent such information is also owned by NYECO in its role as owner of the gas utility) and the operation of the T&D System ("LIPA customer & operations data"). Manager may not use any LIPA customer & operations data for non-LIPA related purposes without LIPA's permission. Such permission, if granted, will be granted on a nondiscriminatory basis. Neither Manager nor any affiliate will (1) use customer information systems to extract, sort or otherwise use LIPA customer & operations data (i.e. name, address, telephone number, energy usage, etc.) or (2) mechanisms for customer access (e.g., meter reading, customers representatives and service call center) achieved solely as a result of Manager's role as Manager to market any services to customers served by LIPA's T&D system other than the services provided under the Agreement. To the extent LIPA customer & operations data is available from other sources, neither Manager nor its affiliates are precluded from using in its business such data obtained from other sources.

19. Access Policies and Prices: LIPA intends to establish non-discriminatory prices and policies for access to, and use of, its transmission facilities for its customers, Manager, and other parties providing similar services in a manner which are designed to enable LIPA to recover its costs and will not inequitably shift costs among customers or classes of customers.

20. Limitations of Rights of LIPA: Manager must not have any role or relationship with LIPA that, in effect, substantially limits LIPA's ability to exercise its rights, including cancellation rights, under the contract.

21. Scope of Manager Services: Manager is required to furnish all of the tools, materials, equipment and labor to safely, reliably and economically operate and maintain the system and carry out the responsibilities described above. All services will be provided in accordance with applicable codes, rules, regulations, and in accordance with good utility practice. In the event Manager is not retained beyond the basic contract term or the contract is terminated, the contract requires that employees of Manager be free to switch employment to LIPA or the successor manager.

22.      Transfer of Operations

         a. LIPA will notify Manager of the selection of a new manager, as a result of the competitive bid discussed above, no later than 6 months before the services to be provided under the agreement are to be terminated. Manager will be reimbursed for mutually agreeable transition costs. Manager will cooperate in the smooth transition to the new manager including the transfer of all records, customer lists and account information, operations and training manuals for all facilities, personnel information, etc. If required by LIPA, Manager will endeavor to retain any or all key operating and management employees and make them available after the termination of the contract for an agreed upon period to provide consulting advice to the new manager at a commercially reasonable negotiated rate.

         b. An exit test will be performed at the date of transfer of the T&D system to confirm (1) that Manager has performed the maintenance and capital improvement activities which were budgeted for the final year of the Agreement or as otherwise previously approved by LIPA and Manager, in such final year and (2) that Manager has completed any remedial activities to cure maintenance deficiencies or capital improvements which were previously determined to be incomplete as noted by LIPA pursuant to the most recently conducted review of the condition of the system which review shall be conducted annually. If, as a result of such exit test, an independent engineer selected by LIPA and agreed to by Manager, finds that maintenance, capital improvement, replacement, or remedial activities described in (1) and (2) above have not been performed in accordance with the Agreement, and that LIPA has provided the funds for such activities as part of the payments made during such final year or in the case of items noted as deficiencies or incomplete items pursuant to (2) above were funded by LIPA in a previous year, Manager shall, in its discretion, either perform such incomplete maintenance, capital improvement, replacement, or remedial activities without further compensation from LIPA, or within 90 days after termination of the Agreement, Manager shall reimburse LIPA for the cost to complete such work.


23.      Termination Causes and Obligations Upon Termination:

         a. LIPA and Manager will each have the right to terminate the Agreement for cause. Except in the case of termination for bankruptcy or insolvency, any such termination will be subject to a 2-year notice provision.

         b.       LIPA's causes for termination will include:

                  i. A change of control of Manager, with notice to be given within 6 months of the change of control. The LILCO/BUG combination will not constitute a change of control for purposes of the Agreement;

                  ii.      Bankruptcy, insolvency, etc. of Manager;

                  iii. Failure to achieve, for two out of three consecutive years both an SAIFI and CAIDI for any of the same individual system geographic operating divisions which is greater than an agreed upon acceptable respective SAIFI or CAIDI level. If such failure is not capable of being cured within the three year period, Manager shall provide assurances satisfactory to LIPA that appropriate steps have been taken to effect a cure and that such failure will be cured within an appropriate period;

                  iv. Failure for two out of three consecutive years, for reasons other than extreme weather, to achieve a Worker Safety index which is no less than an agreed upon deviation below a minimum threshold index level, based on the last three years of data;

                  v. Failure for two out of three consecutive years to achieve a Customer Service level no less than an agreed upon deviation below the level established in the initial year of operation; and

                  vi. Material breach of the Agreement, after notice and an appropriate period to either cure such breach, or, if such breach is not capable of being cured within such period, to provide assurances satisfactory to LIPA that appropriate steps have been taken to effect a cure and that such breach will be cured within an appropriate period.

         c.       Manager's causes of termination will include:

                  i. A change in control of LILCO (after acquisition by LIPA) which results in ownership control of LILCO by other than a State agency, with notice to be given within 6 months of the change of control;

                  ii. Failure to make any required payment under the Agreement within 90 days of being due, except to the extent that such payment is being disputed; and

                  iii. Material breach of the Agreement, after notice and an appropriate period to cure such breach, or, if such breach is not capable of being cured within such period, to provide assurances satisfactory to Manager that appropriate steps have been taken to effect a cure and that such breach will be cured within an appropriate period.

         d. Except in the case of termination for a change of control or bankruptcy or insolvency, the Agreement will provide for an accelerated process for arbitration with an intermediate step of expedited, limited mediation in the event of challenge by Manager due to LIPA's termination of Manager. The 2-year period for notice of termination shall continue to run during the pendency of any such arbitration, and the Agreement shall terminate at the end of such period, absent a final ruling to the contrary.

         e. In addition to the right to terminate the Agreement, Manager and LIPA shall each be entitled to seek injunctive relief in the event of any material breach by the other party of the Agreement.

24. Audit/oversight function: Manager must grant LIPA access to Manager's books, records and facilities as reasonably required to perform LIPA's audit and oversight of the Agreement. Such function shall include, to the extent necessary, on-site contemporaneous direct observation and audit of operations.

25. Key Executives: Key executives responsible for providing service under the Agreement must be approved by LIPA, and such approval will not be unreasonably withheld.

26. Other terms: The agreement will also include provisions for, other matters not addressed herein.

                                                                       Exhibit C
                 POWER SUPPLY AGREEMENT (GENCO) - MATERIAL TERMS

         Power Supply Agreement shall contain, among other provisions, the following material terms and conditions:


I LIPA will purchase all the Long Island generation capacity currently owned by LILCO from GENCO for an initial period of 15 years, subject to the ramp down provisions of section XVI. The current summer Dependable Maximum Net Capability (DMNC) of this capacity is approximately 3900 MW.

II At the end of the initial 15 year contract period, LIPA will have the option of renewing the Power Supply Agreement, for all capacity upon which it has not exercised its "ramp down" option, under essentially the same terms and conditions herein described.

III LIPA will pay GENCO a Capacity Charge on an annual basis for this capacity, the capacity charge will be paid monthly in an amount equal to one-twelfth (1/12) of the capacity charge, where:

                  Capacity  Charge  is equal to the  total  fixed  cost  revenue requirements of its generation, based on a cost of service calculation, including: capital and approved capital addition costs, return, depreciation, federal income taxes, property and other taxes, administrative costs and fixed operations and maintenance costs, but not including tear down costs, environmental remediation or site restoration beyond what is presently in the depreciation charge.

                  Generation charges will not be increased as a result of the stepped-up basis of the assets. The capital related charges will also reflect a mutually agreeable theoretical capital structure.

IV LIPA will pay GENCO a variable cost component which contains variable operation and maintenance charges where:

                  Variable O&M costs for each generating unit will become effective only after a threshold number of starts for the steam units (or MW hours of operation for the internal combustion units) have been experienced on the specific generating unit, in order to account for excessive wear and tear. In addition, for the steam units, a variable O&M charge will become effective for each fuel swap (gas to oil or oil to gas) after a threshold amount. The fixed O&M charges will only account for costs up to the threshold number of starts, operations, or fuel swaps.

V Whenever GENCO's units are required to operate for grid support to maintain the reliability of the electric system on Long Island, LIPA agrees to pay for all additional costs.

VI The contract will include true-ups on a periodic basis to account for unforseen changes in costs such as: appropriate inflation indices, taxes, environmental compliance (due to a change in law and/or regulation), approved unbudgeted capital additions, etc. A provision will be established by mutual agreement to provide an incentive for GENCO to seek an appropriate assessment of property taxes.

VII GENCO shall have the responsibility for managing the fuel supply. GENCO will be compensated for such fuel management services, which compensation will include incentives. GENCO, in consultation with LIPA, shall determine the type of fuel used for operating the Generation Facilities, and the source of such fuel supply. GENCO will:

         1) negotiate and execute fuel supply contracts with one or more entities;

         2)       nominate fuel deliveries; and

         3) take all action related to the delivery, receipt, handling, storage, on-site transportation and use of fuel.

VIII NYECO will market excess capacity/energy from the GENCO generating units which is not needed by LIPA's customers under its Management Services Agreement with LIPA. NYECo will share with LIPA any revenues in excess of marginal costs resulting from such energy sales. NYECo will receive an incentive payment for any excess capacity sales.

IX LIPA will provide open access to NYECo on its transmission system to the extent available, priced at applicable FERC tariffs or other non-discriminatory terms and prices.

X GENCO will operate the GENCO generating units to provide various ancillary services as defined by the New York Power Pool (NYPP). LIPA will pay for/receive any net incremental cost/benefit.

XI LIPA will assume all existing LILCO contracts for firm power purchases and transmission agreements, including Independent Power Producer (IPP) and cogeneration purchases, and the firm capacity contracts for the New York Power Authority (NYPA) Fitzpatrick and Gilboa plants. Upon the signing of a definitive acquisition agreement with LILCO, LIPA will be consulted regarding any changes or additions to these contracts prior to the transaction date. For new firm capacity or transmission purchases in excess of 75 MW, or lasting more than two (2) years beyond the date of the agreement in principle, consent will be obtained from LIPA.

XII As part of the Management Services Agreement between NYECo and LIPA, a dispatch operation will be established on Long Island to which all power sources on Long Island and off Long Island will have equal access.

XIII GENCO's non essential personnel will be made available to perform storm restoration duties for LIPA upon LIPA's request. LIPA will pay for all incremental costs of storm restoration services performed by GENCO personnel.

XIV Three performance incentive/penalty mechanisms are established in the GENCO contract:

          o       Dependable Maximum Net Capability (DMNC):

                  GENCO will maintain its generating units such that during the summer capability period the DMNC determined in accordance with the New York Power Pool (or successor entity) MP-2 procedure (or successor procedures) meets or exceeds the target.

                  LIPA and GENCO will agree upon a DMNC target level for GENCO's steam and IC units.

                  An incentive is earned for DMNC above the agreed upon level.

                  The incentive will be an agreed upon level per MW, capped at an agreed upon level.

          o       Availability:

                  During the three month summer peak period, the availability of its steam and IC units will meet or exceed the target as measured by the NERC-GADS Availability Factor formula.

                  The target availability for GENCO's units will be agreed upon by Genco and LIPA.

                  An incentive is earned for availability above an agreed upon level.

                  The incentive earned will be an agreed upon level for each 0.1% that availability is above the target, and will be capped at an agreed upon annual level.

          o       Fuel:

                  An incentive amount equal to 50 percent of the savings realized when comparing the monthly system average cost of oil and gas purchased for the generating facilities versus an agreed to monthly system average oil/gas index. This incentive amount will not exceed $7.5 M on an annual basis.

XV GENCO shall prepare and submit to LIPA three five-year budget plans during the term of the fifteen-year contract. The initial budget for Direct Costs will be based upon the agreed upon disaggregated GENCO costs portion of the proposed 1997 test year budget in the LILCO 1996 rate case filing with the New York State Public Service Commission, adjusted to 1999 (the anticipated first full calendar year of operation under the Agreement). Adjustments to the 1997 base budget will include, but not be limited to adjustment of union labor costs in accordance with the existing union labor contract, non-union labor costs in accordance with agreed upon indices, other indices as used in the 1996 rate case filing to adjust from the 1997 test year to the 1999 revenue requirements estimate, and known changes in facts and circumstances. Such budget shall also consider actual historical results for 1996 up to the date of adoption of the final budget.

         Subsequent budget plans will be based upon the rate case costs, subject to appropriate inflation indices and will be submitted for LIPA review in advance of each five-year budget period. LIPA shall be provided an opportunity to request changes, additions, or deletions prior to the adoption of a final budget plan. GENCO and LIPA will develop a mutually agreeable mechanism for LIPA to review GENCO's performance relative to the final budget plan. In addition, as part of each five-year budget, GENCO will provide an annual projection for incremental capital expenditures and associated rate adjustments for LIPA review and approval.

XVI      "Ramp Down"

          A. Contract will have a capacity "ramp down" option beginning in year 7 in an aggregate potential reduction amount of approximately 1500 MW. The order of the ramp down will be established by mutual agreement. The currently anticipated schedule is as follows:


                  Capacity          Contract                                              Capacity
                   Block              Year           Units                                 DMNC
                   -----              ----           -----                                 ----

                     1               7 - 9           Far Rockaway 4                     300 MW
                                                     Glenwood 4 & 5

                     2              10 - 11          E.F.Barrett 1 & 2                  380 MW

                     3              12 - 13          Pt Jefferson 3 & 4                 380 MW

                     4              14 - 15          Northport 1                        380 MW

         B. The bid amount shall be for the full amount of the capacity in each agreed upon capacity block.

         C. After receiving bids, if LIPA exercises this option in years 7 to 10, GENCO will receive 100% of the present value of all the related Capacity Charges it would have otherwise received for that capacity block of unit(s) for the remainder of the 15 year contract adjusted for the removal of net salvage from the depreciation calculation. GENCO will have the responsibility for all tear down costs, environmental remediation and site restoration. If LIPA exercises this option in subsequent years, the recovery percentage will be reduced for such capacity block(s) through the end of the 15 year contract as follows:


                           Year Option                             Capacity
                            Exercised                         Charge Reduction
                            ---------                         ----------------

                                  11                                 12.5%

                                  12                                 25%

                                  13                                 37.5%

                                  14                                 50%

                                  15                                 62.5%

         D. The present value will be determined by GENCO's weighted cost of capital used in the capacity charge to LIPA.

         E. Capital expenditures, if approved by LIPA, will be included in the capacity charges and recovered as described above. If the economic useful life of any proposed capital addition significantly exceeds the remaining term of the contract, LIPA and GENCO will negotiate a mutually agreeable cost recovery mechanism.

          F. GENCO may use any capacity released pursuant to this option to bid on new LIPA capacity or on other ramp-down amounts. If GENCO wins the bid, it will be paid its bid price.

          G. Allocation of profits on off-system sales (wholesale or future retail) for capacity and energy from specific units during the term of the contract will be shared based upon LIPA's then current payment of or, pursuant to the ramp down option, LIPA's prepayment of the related remaining capacity payments according to the following schedule:

                  Non Ramped Down Capacity



                  Years 1 to 15                      67% LIPA/33% LILCO

                  Ramped Down Capacity
                  --------------------

                  Years 7 to 10                               67/33
                  Year 11                                     60/40
                  Year 12                                     53/47
                  Year 13                                     46/54
                  Year 14                                     39/61
                  Year 15                                     33/67


          H. If LIPA's exercise of this option results in operational inefficiencies, at Northport, the power sales capacity price will be adjusted to reflect demonstrable cost increases due to such inefficiencies.


XVII     Generation Purchase Provision

          A. After the third year of the generation contract term, LIPA has a one year window in which it can purchase for Fair Market Value not less than all of GENCO's generating assets on Long Island (i.e. - All existing generating capacity on Long Island currently owned by LILCO), including appropriately sized parcels, as determined by LIPA's consulting engineer and confirmed by a mutually agreeable independent consulting engineer at each of its existing generating sites.

          B. LIPA and LILCO will each select an investment bank to determine the price at Fair Market Value. If no agreement can be reached a third investment bank, acceptable to both NYECo and LIPA will be selected to mediate. LIPA will pay all investment banking fees, but must agree to all fees in advance.

          C.      All proceeds from the sale are to NYECo's account.

          D. If LIPA exercises this option, it will have the right to choose a new manager of the generating assets or establish a generating management contract with NYECo with sufficient notice to provide for an orderly transition or enter into a contract with NYECo.

          E. LIPA agrees that no layoffs or salary cuts to NYECO non-union personnel will result from its purchase of GENCO's assets for two (2) years.

Ownership of Generation Sites

  o LIPA will have a perpetual right to lease or purchase appropriately sized and sited parcels, as reasonably determined by LIPA's consulting engineer and confirmed by a mutually agreeable consulting engineer, at any of NYECo's existing generating properties for the construction of new power plants to be owned by LIPA or its designee.

  o The lease or purchase price will be at Fair Market Value (FMV) as determined by an independent real estate appraiser. The appraisal methodology can be determined prior to closing.

  o Without limiting its future rights, LIPA has the right to identify certain sites prior to closing. NYECo will in no way limit or restrict LIPA's ability to investigate and identify parcels. After closing of either a lease or purchase, LIPA may then engage in site preparation or construction and operation at any site.

  o LIPA will be granted some measure of control over NYECo's ability to sell or lease sites to a third party for the purpose of constructing a generating facility (e.g. right of first or last refusal).

  o LIPA will acquire for FMV an appropriately sized parcel, as reasonably determined by LIPA's consulting engineer and confirmed by a mutually agreeable independent consulting engineer, at the Shoreham site to serve as the terminus for an undersound cable (nominal rating approximately 600 MW) and the site for up to approximately 600 MW of new gas fired combined cycle generating facilities and be granted unlimited access to the site as well as appropriate easements. GENCO will retain ownership of the combustion turbine and diesel peaking units located on this site, and will be granted unlimited access to such facilities.